UNION PLANTERS CORPORATION

CONSOLIDATED BALANCE SHEET

(Unaudited)

(Dollars in thousands)

	March 31,		December 31,
	2002	2001	2001
Assets
Cash and due from banks	$671,419	$777,098	$953,846
Interest-bearing deposits at financial
institutions	78,052	30,012	54,351
Federal funds sold and securities purchased
under agreements to resell	24,937	2,867	13,067
Trading account assets	253,334	261,221	263,315
Loans held for resale	1,200,868	1,053,357	1,642,243
Available for sale securities (Amortized cost: $4,756,547,
$6,432,965 and $4,694,248, respectively)	4,828,814	6,523,197	4,780,629
Loans	23,067,156	24,619,668	23,404,396
Less: Unearned income	(20,800)	(21,697)	(20,963)
Allowance for losses on loans	(351,452)	(342,138)	(341,930)
Net loans	22,694,904	24,255,833	23,041,503
Premises and equipment, net	553,742	603,146	556,686
Accrued interest receivable	222,820	291,426	245,847
FHA/VA claims receivable	41,766	79,888	55,813
Mortgage intangibles	184,981	118,551	150,303
Goodwill	776,906	817,668	780,612
Other intangibles	142,116	163,072	146,695
Other assets	386,514	446,134	512,694
Total assets	$32,061,173	$35,423,470	$33,197,604

Liabilities and shareholders’ equity
Deposits
Noninterest-bearing	$4,369,138	$4,047,894	$4,509,944
Certificates of deposit of $100,000 and over	1,586,207	2,182,318	1,602,117
Other interest-bearing	17,806,540	17,375,015	17,318,441
Total deposits	23,761,885	23,605,227	23,430,502
Short-term borrowings	1,656,711	5,301,437	3,076,679
Short- and medium-term senior notes	-	60,000	-
Federal Home Loan Bank advances	1,460,856	1,361,452	1,461,190
Other long-term debt	1,273,849	1,276,214	1,275,509
Accrued interest, expenses, and taxes	281,891	359,334	282,211
Other liabilities	393,164	371,699	447,772
Total liabilities	28,828,356	32,335,363	29,973,863

Committments and contingent liabilities	-	-	-
Shareholders’ equity
Convertible preferred stock	13,404	19,445	16,101
Common stock, $5 par value; 300,000,000 shares authorized;
136,811,055 issued and outstanding (137,050,599 at
March 31, 2001 and 137,408,887 at December 31, 2001)	683,801	685,253	687,044
Additional paid-in capital	880,333	869,947	878,901
Retained earnings	1,622,024	1,472,877	1,600,153
Unearned compensation	(12,553)	(16,296)	(13,022)
Accumulated other comprehensive income – unrealized
loss on available for sale securities, net	45,808	56,881	54,564
Total shareholders’ equity	3,232,817	3,088,107	3,223,741

Total liabilities and shareholders’ equity	$32,061,173	$35,423,470	$33,197,604